Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Skyline Homes, Inc.	California
Layton Homes Corp.	Indiana
Homette Corporation	Indiana
CHB International B.V.	Netherlands
Champion Home Builders, Inc.	Delaware
CHB Holdings B.V.	Netherlands
Homepride Holdings, LLC	Delaware
Champion Retail Housing, Inc.	Delaware
Star Fleet Trucking, Inc.	Delaware
Titan Factory Direct Homes, Inc.	Delaware
Champion Canada International ULC	Alberta, Canada
Champion Modular, Inc.	Delaware
TFDH Insurance Agency, Inc.	Delaware